Exhibit 5
                    [ON LETTERHEAD OF BELLSOUTH CORPORATION]




                                 August 20, 2001



BellSouth Corporation
1155 Peachtree Street, N.E.
Atlanta, Georgia  30309-3610

Ladies and Gentlemen:

     I  am  Chief  Securities  Counsel  of  BellSouth  Corporation,   a  Georgia
corporation (the "Company"), and I have acted as counsel to the Company in connection with the Registration Statement which the Company filed on August 8, 2001 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, related to up to $3,817,125,000 of debt securities (the "Securities") to be issued by the Company. The Securities will be issued under an indenture (the "Indenture") between the Company and the trustee named therein. The indenture will be substantially in the form of the indentures filed as exhibits to the registration statement.

     I, or attorneys under my supervision, have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of government officials and corporate officers and representatives and have reviewed and discussed other papers and matters of fact and law as we have deemed relevant and necessary and on which I have relied as a basis for the following opinions. I have assumed the authenticity of all documents submitted as originals and the conformity with the original documents of any copies of such documents submitted for examination.

         In this regard, I am of the opinion that:

     1. The Company is a validly organized and existing corporation under the laws of the State of Georgia.

     2. The execution and delivery of the Indenture and issuance of the Securities have been duly authorized by appropriate corporate action.

     3. The  Indenture  is a valid  and  binding  agreement  of the  Company  in
accordance  with  its  terms;  and  the  Securities,   when  duly  executed  and
authenticated in accordance with the terms of the Indenture and delivered pursuant to an underwriting, distribution or like agreement, will be legal, valid and binding obligations of the Company in accordance with their terms.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. I also consent to the making of the statement with respect to me in the related prospectus under the heading "Legal Opinions."

                                                     Very truly yours,



                                                     /s/ Stacey K. Geer
                                                     ----------------------
                                                     Stacey K. Geer
                                                     Chief Securities Counsel